EXHIBIT 10

EXTENSION OF OPTION AGREEMENT

FOR THE PURCHASE OF RESTRICTED SECURITIES

This Extension of Option Agreement for the Purchase of Restricted Securities (the “Extension”) is entered into and effective as of May 31, 2005 by and between Matthew Witt (the “Shareholder”) and Resource Capital Fund III L.P. (the “Option Holder”).

Recitals

A.                                   The Shareholder and the Option Holder have entered into the Option Agreement for the Purchase of Restricted Shares dated as of March 31, 2005 (the “Option Agreement”), whereby the Shareholder has granted to the Option Holder the option to buy certain shares of Calais Resources, Inc. (“Calais”), with such shares designated in the Option Agreement and herein as the “Shares”.  Capitalized terms used but not defined herein shall have the meanings given to them in the Option Agreement.

B.                                     Pursuant to the Option Agreement, the Option Holder has until June 1, 2005 to exercise its option to buy the Shares.

C.                                     The Option Holder desires additional time to evaluate and assess Calais and the acquisition of the Shares, and the Shareholder desires to extend and continue the Option and grant to the Option Holder additional time prior to the expiration of the Option.

Agreement

NOW THEREFORE, in consideration of the agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the Shareholder and the Option Holder agree as follows:

1.                                       The Shareholder agrees to continue the Option and extend the date by which the Option Holder must exercise the Option to acquire the Shares from June 1, 2005 to July 15, 2005.  The Shareholder and the Option Holder agree that the Option Holder shall have and hold the sole and exclusive option to acquire the Shares through July 15, 2005 and that the Option to acquire the Shares described in the Option Agreement may be exercised by the Option Holder by providing a written Exercise Notice to the Shareholder at Shareholder’s address set forth in the Option Agreement on or before July 15, 2005.

2.                                       The Shareholder and the Option Holder agree that the Option Agreement is amended by deleting each reference to the date “June 1, 2005” therefrom and substituting the date “July 15, 2005” therefor.  The Shareholder and the Option Holder further agree that the Option Agreement, as continued and extended through July 15, 2005, is hereby ratified, approved, continued, restated and effective in all respects through July 15, 2005, and this Extension forms part of the Option Agreement.

3.                                       This Extension shall be governed by and construed in accordance with the laws of the State of Colorado.  This Extension may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  This Extension may be executed and delivered by facsimile or other electronic means, with such signatures having the same force and effect as originals.  This Extension is binding upon and inures to the benefit of the Shareholder, the Option Holder and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Extension to be executed as of the date first above written.

OPTION HOLDER:

Resource Capital Fund III L.P.

By:	Resource Capital Associates III L.P.,
General Partner
By:	RCA III GP L.L.C.,
General Partner

By:	/s/ Ryan T. Bennett
Ryan T. Bennett
Vice President

SHAREHOLDER:

/s/ Matthew Witt
Matthew Witt, Shareholder